Exhibit 99.1 — Press Release

BANCORP OF NEW JERSEY REPORTS 2019 FIRST QUARTER FINANCIAL RESULTS

May 9, 2019 — Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE American:  BKJ) (the “Company”), holding company for Bank of New Jersey (the “Bank”), today reported financial results for its first quarter ended March 31, 2019. Net income for the first quarter of 2019 was $1.56 million, or $0.21 per diluted share, compared to net income of $1.34 million, or $0.19 per diluted share, for the first quarter of 2018.

Total loans were $773.6 million at March 31, 2019, up $7.7 million from the December 31, 2018 balance of $765.9 million. Total deposits were $743.0 million at March 31, 2019, up $6.3 million from the December 31, 2018 balance of $736.7 million. Demand deposits increased by $11.8 million, while municipal deposits declined $17.4 million. Net interest margin was 2.95% at quarter end compared to 3.10% as of fourth quarter 2018. Non-interest expense was $178,000 less during the three months ended March 31, 2019 compared to the same period in 2018.

Nancy E. Graves, Bancorp of New Jersey’s President and Chief Executive Officer, stated, “As expected, deposit costs continue to rise and competition for deposits and loans is formidable. Even so, our commercial borrowers are active in the market and we are expanding our existing relationships. We experienced a significant increase in total interest expense which reflects the ongoing challenging conditions in the industry in obtaining and retaining core deposits. We continue to pay competitive rates to retain and attract deposits to navigate the very competitive Bergen County deposit market.”

CEO Graves continued, “Our deposit strategic initiatives are led by our business development teams, which include relationship managers, retail officers and commercial lenders who proactively connect with existing customers to expand relationships and introduce prospects to Bank of New Jersey. The first quarter calling programs resulted in growth in core business and retail deposit accounts, and many of our customers are now taking advantage of our new online banking platform which includes cash management, mobile banking and Zelle®.”

The following tables show information regarding the growth in our loan and deposit portfolios:

	Period Ended
	March 31, 2019	December 31, 2018
Loan Composition
Commercial Real Estate	$648,814	$640,627
Residential Mortgages	58,304	58,281
Commercial and Industrial	25,655	24,852
Home Equity	40,538	41,833
Consumer	307	326
Total Loans	773,618	765,919
Deferred Loan Fees and Costs, net	(892)	(937)
Allowance for Loan Losses	(8,383)	(8,393)
Net Loans	$764,343	$756,589

Deposit Composition
Noninterest-Bearing Demand Deposits	$130,361	$118,489
Savings and Interest-Bearing Transaction Accounts	280,627	298,108
Time Deposits $250 and under	220,518	213,855
Time Deposits over $250	111,470	106,250
Total Deposits	$742,976	$736,702

First Quarter 2019 Financial Review

Net Interest Income

For the three months ended March 31, 2019, net interest income decreased by $308,000 or 4.6% versus the same period last year.

Total interest income increased by $685,000 or 7.9% for the three months ended March 31, 2019 as compared to the corresponding period last year. This increase in interest income was primarily due to loan growth.

Total interest expense increased by $993,000 in the first quarter of 2019 to $3.0 million compared to $2.0 million in the prior year. The increase in interest expense was due to higher interest rates on deposits and borrowed funds as market rates continue to increase in our market area.

Provision for Loan Losses

The Company did not recognize a provision for loan losses for the three months ended March 31, 2019 compared to a provision of loan losses of $325,000 for the three months ended March 31, 2018. The allowance for loan losses to total loans was 1.08% as of March 31, 2019.

Non-Interest Expense

Non-interest expense was $4.5 million during the first quarter of 2019, a decrease of $178,000 or 3.8% from the first quarter of 2018. The decrease is a result of the Company’s continued focus on efficiencies.

Income Tax Expense

The income tax accrual for the three months ended March 31, 2019 was $431,000 compared to $435,000 for the same period in 2018. As the New Jersey Division of Taxation is still reviewing certain provisions of the recent changes in New Jersey tax laws, the Company is accruing for its 2019 New Jersey income tax expense at a rate similar to that applicable in 2018, until such time as the New Jersey Division of Taxation comes to a conclusion on these provisions.

Net Income

Net income for the first quarter of 2019 was $1.56 million compared to net income of $1.34 million for the first quarter of 2018, an increase of $218,000 or 16.23%.  The increase in net income for the three months ended March 31, 2019 was driven by a decrease in provision for loan losses and non-interest expense, offset by a decrease in net interest income.

Financial Condition

Total consolidated assets increased by $29.2 million, or 3.3%, from $883.7 million at December 31, 2018 to $912.9 million at March 31, 2019, reflecting an increase in cash and cash equivalents, loans receivable and other assets related to the booking of a right of use asset due to the adoption of Accounting Standards Update 2016-02 — Leases, as of January 1, 2019.

Total cash and cash equivalents increased from $64.5 million at December 31, 2018 to $72.6 million at March 31, 2019, an increase of $8.0 million. The change in cash is mainly due to an increase in deposit account balances and borrowed funds.

Loans receivable, or “total loans,” increased from $765.9 million at December 31, 2018 to $773.6 million at March 31, 2019, an increase of $7.7 million.

Total deposits increased by $6.3 million to $743.0 million at March 31, 2019, from $736.7 million at December 31, 2018. Included in the increase in deposits for the first three months of 2019 was a decrease of $17.4 million due to outflows of government and municipal deposits attributable to the cyclical nature of real estate tax collections.

Borrowed funds increased by $8.3 million as of March 31, 2019 to $60.0 million compared to $51.7 million at December 31, 2018.

At March 31, 2019, the Bank maintained capital ratios that were in excess of regulatory standards for well capitalized institutions. The Company’s and Bank’s Tier 1 capital to average assets ratio was 10.20%, each of their common equity Tier 1 capital and Tier 1 capital to risk weighted assets were 11.05% and their total capital to risk weighted assets ratio was 12.10%.

Loan Quality

At March 31, 2019 the Bank had non-accrual loans of $9.7 million. Included in this total are $4.0 million in Troubled Debt Restructured Loans (“TDRs”). At year-end 2018, non-accrual loans totaled $9.4 million. Accruing loans delinquent greater than 30 days were $6.4 million as of March 31, 2019, compared to $5.3 million at December 31, 2018. Of the $6.4 million in delinquent loans at March 31, 2019, six loans totaling $3.2 million reached maturity and were in the process of extension or renewal.

About the Company

Founded in 2006, Bancorp of New Jersey is the holding company for Bank of New Jersey, which provides traditional commercial and consumer banking products and services. The Bank’s corporate office is in Englewood Cliffs and the Bank currently operates out of 9 branch offices located in Fort Lee, Hackensack, Haworth, Englewood Cliffs, Englewood, Cliffside Park, and Woodcliff Lake. For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201. If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Investor Relations Counsel:
The Equity Group Inc.
Fred Buonocore, CFA 212-836-9607
Kevin Towle 212-836-9620

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Three Months Ended March 31,
	2019	2018
INTEREST INCOME
Loans, including fees	$8,756	$8,148
Securities	207	236
Federal funds sold and other	413	307
TOTAL INTEREST INCOME	9,376	8,691

INTEREST EXPENSE
Savings and money markets	880	417
Time deposits	1,743	1,514
Borrowed funds	350	49
TOTAL INTEREST EXPENSE	2,973	1,980

NET INTEREST INCOME BEFORE PROVISON FOR LOAN LOSSES	6,403	6,711
Provision for loan losses	—	325
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,403	6,386
NON-INTEREST INCOME
Fees and service charges on deposit accounts	114	95
TOTAL NON-INTEREST INCOME	114	95

NON-INTEREST EXPENSE
Salaries and employee benefits	2,454	2,415
Occupancy and equipment expense	909	867
FDIC premiums and related expenses	128	158
Legal fees	75	138
Other real estate owned expenses	3	7
Professional fees	234	248
Data processing	287	333
Other expenses	435	537
TOTAL NON-INTEREST EXPENSE	4,525	4,703
Income before provision for income taxes	1,992	1,778
Income tax expense	431	435
Net income	$1,561	$1,343

PER SHARE OF COMMON STOCK
Basic	$0.21	$0.19
Diluted	$0.21	$0.19

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for per share data)

	March 31, 2019	December 31, 2018
Assets
Cash and due from banks	$1,826	$3,541
Interest bearing deposits	68,156	59,024
Federal funds sold	2,609	1,977
Total cash and cash equivalents	72,591	64,542
Interest bearing time deposits	500	500
Securities available for sale	31,993	32,293
Securities held to maturity (fair value $5,852 and $5,852 at March 31, 2019 and December 31, 2018, respectively)	5,852	5,852
Restricted investment in bank stock, at cost	3,612	3,239
Loans receivable	773,618	765,919
Deferred loan fees and costs, net	(892)	(937)
Allowance for loan losses	(8,383)	(8,393)
Net loans	764,343	756,589
Premises and equipment, net	13,305	13,440
Accrued interest receivable	3,124	2,841
Other real estate owned	511	511
Right of use asset	13,266	—
Other assets	3,847	3,929
Total assets	$912,944	$883,736
Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$130,361	$118,489
Savings and interest bearing transaction accounts	280,627	298,108
Time deposits $250 and under	220,518	213,855
Time deposits over $250	111,470	106,250
Total deposits	742,976	736,702
Borrowed funds	59,960	51,658
Lease liability	13,642	—
Accrued expenses and other liabilities	5,425	6,269
Total liabilities	822,003	794,629
Stockholders’ equity:
Common stock, no par value, authorized 20,000,000 shares; issued and outstanding 7,293,366 at March 31, 2019 and 7,295,466 at December 31, 2018	76,780	76,713
Retained earnings	14,375	12,814
Accumulated other comprehensive loss	(214)	(420)
Total stockholders’ equity	90,941	89,107
Total liabilities and stockholders’ equity	$912,944	$883,736